PULASKI FINANCIAL REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS

•	Bank maintained “well-capitalized” regulatory status, including 9.19% Tier 1 leverage capital ratio and 12.33% total risk-based capital ratio at September 30, 2009

•
Full-year net income increased to $5.1 million, or $0.37 diluted EPS, in 2009 from $2.9 million, or $0.28 diluted EPS, in 2008; fourth quarter net income increased to $723,000, or $0.02 per diluted share, from a net loss of $4.1 million, or $0.39 per diluted share, in 2008

•	Net interest income increased 17% for the year and 22% over prior-year quarter on growth in average loans and core deposits, but declined 3% over linked quarter on lower average loan balances

•	Net interest margin increased 12 basis points over linked quarter and 29 basis points during the June 2009 quarter

•	Loans receivable increased 4% during the year on growth in commercial real estate and commercial and industrial loans, but decreased 2% from linked quarter

•	Core deposits increased 51% in 2009 and 15% over linked quarter on growth in money market and checking account balances

•
Mortgage revenues increased 118% during 2009 and 76% over prior-year quarter on record loan originations and sales driven by significant refinance activity and improved purchase activity, but were down 46% over linked quarter

•
Provision for loan losses totaled $23.0 million and $6.5 million for the year and the quarter, respectively, versus net charge-offs of $15.2 million and $6.7 million, respectively, resulting in an increase in the ratio of allowance to total loans to 1.79% at year end

•	Company maintained regular quarterly common dividend of $0.095 per share

ST. LOUIS, October 20, 2009 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today announced net income for the fiscal year ended September 30, 2009 of $5.1 million, or $0.37 per diluted common share, compared with $2.9 million, or $0.28 per diluted common share, in 2008.  For the quarter ended September 30, 2009, net income was $723,000, or $0.02 per diluted common share compared with $2.0 million, or $0.14 per diluted common share, for the quarter ended June 30, 2009 and a net loss of $4.1 million, or $0.39 per diluted common share, for the September 2008 quarter.

Results for the year ended September 30, 2009 were negatively impacted by an industry-wide FDIC special deposit insurance assessment, which totaled approximately $700,000 pre-tax, or $0.05 per diluted common share after tax.  Also reducing income available to common shares for the three and twelve months ended September 30, 2009 were dividends on the Company’s preferred stock, issued as part of the U.S. Treasury’s TARP Capital Purchase Plan, totaling $514,000, or $0.05 per diluted common share, and $1.3 million, or $0.12 per diluted common share, respectively.  Results for the three and twelve months ended September 30, 2008 were negatively impacted by investment securities losses totaling $5.2 million after tax, or $0.50 per diluted share, which primarily included previously-recorded losses realized on the sale of the Company’s entire portfolio of Fannie Mae preferred stock.  Results for the twelve months ended September 30, 2008 also included a $989,000 after-tax charge, or $0.10 per diluted share, for a separation payment and other expenses related to the resignation of the Company’s former chief executive officer.

Gary Douglass, President and Chief Executive Officer commented, “Despite the elevated credit costs we and most other banks experienced during 2009, the Company’s underlying earnings power allowed us to report earnings in these difficult times when many other institutions were reporting significant losses.  We remained disciplined in our approach to pricing new and renewing commercial loans as well as to pricing our deposit products, which resulted in significant improvement in our net interest margin.  Our leadership position in our markets enabled us to attract valuable new customer relationships resulting in strong core deposit growth and helped us capture a significant share of the mortgage refinance and purchase activity resulting in record levels of mortgage revenues.  We strengthened our balance sheet, ending the year with a 12.33% risk-based capital ratio, and added to our loss reserves as we continued to closely monitor the credit quality of our loan portfolio.”

Net Interest Income Increased on Improved Net Interest Margin and Growth in Average Loans and Core Deposits

Net interest income for the year ended September 30, 2009 increased $6.0 million, or 17%, to $41.6 million compared with $35.6 million in 2008.  For the quarter ended September 30, 2009, net interest income increased $2.0 million, or 22%, to $11.0 million compared with $9.0 million for the same period a year ago, but declined $369,000, or 3%, compared with $11.4 million for the quarter ended June 30, 2009.  The increases over the prior-year periods were driven by growth in the average balances of loans receivable and loans held for sale combined with expansion of the net interest margin.  The linked-quarter decline was primarily due to lower average balances of loans receivable and loans held for sale.

Commercial real estate and commercial and industrial loans accounted for substantially all of the growth in the average balance of loans receivable over the prior-year periods as the Company continued to originate commercial loans to its most credit-worthy customers under tightened credit standards, resulting in growth in loans receivable during the first six months of fiscal 2009.  However, as the result of a slowing market demand for variable-rate residential mortgage loans, which the Company holds in its portfolio, and further tightening of credit standards, the Company experienced a decrease in loans receivable during the last six months of fiscal 2009.

The Company was able to capture a large share of the residential mortgage refinance and purchase activity that was sparked by the Federal Reserve’s actions to drive down market interest rates and stimulate the mortgage market, resulting in higher average balances of loans held for sale in the 2009 periods compared with the prior-year periods.  However, the Company saw a linked-quarter decline in the average balances as the result of softened loan demand caused by increased market interest rates during the September 2009 quarter.  The Company sells such loans in the secondary market, but earns interest income on the balances during the short time they are held pending delivery to investors.

The net interest margin increased to 3.12% for fiscal 2009 compared with 3.08% in 2008.  For the quarter ended September 30, 2009, the net interest margin increased to 3.34% compared with 3.22% for the quarter ended June 30, 2009 and 3.04% for the September 2008 quarter.  The Company experienced an increase in the yield on loans receivable during 2009, primarily as the result of continued price improvement on new commercial loan originations and renewals, including interest-rate floors on adjustable-rate loans.  The net interest margin also benefited from the increased average balance of loans held for sale, which was funded with low-cost, short-term borrowings pending sale to investors.  In addition, the Company benefited from a market-driven decline in the cost of its deposits and wholesale borrowings.

Core deposits, which include checking, money market and passbook accounts, provide a stable funding source for the Company’s asset growth and produce valuable fee income.  Their growth continued to be one of the Company’s primary strategic objectives, resulting in increases of 15%, or $82.5 million, from June 30, 2009 and 51%, or $219.2 million, from September 30, 2008 to $649.3 million at September 30, 2009.  Money market deposits increased $104.9 million, or 70%, during the year and $94.9 million, or 60%, during the quarter, primarily as the result of growth in a new money market product that provides customers the ability to receive FDIC insurance on deposits up to $12.5 million.  Checking accounts increased $111.3 million, or 44%, during the year, but decreased $13.1 million, or 3%, during the quarter.

Douglass observed, “We were successful in attracting new relationships with our new money market product and we continued to be successful in growing our core deposits by capitalizing on our solid reputation and prominent position in the St. Louis community.  We believe many of these new relationships resulted from a ‘flight to quality’.”

Record Growth in Mortgage Revenues Bolstered Non-Interest Income

Non-interest income rose 290% to $19.5 million in fiscal year 2009 compared with $5.0 million in 2008.  For the quarter ended September 30, 2009, non-interest income was $4.1 million compared with a loss of $5.1 million for the September 2008 quarter, but declined 33% compared with $6.1 million for the quarter ended June 30, 2009.  Non-interest income for the three and twelve months ended September 30, 2008 was reduced by losses on investment securities totaling $8.2 million and $7.9 million, respectively, resulting primarily from the sale of the Company’s investment in Fannie Mae preferred stock during the quarter ended September 30, 2008.

Mortgage revenues reached record highs, totaling $12.7 million on loan sales of $2.0 billion in fiscal 2009 compared with $5.8 million on loan sales of $1.3 billion in 2008.  For the quarter ended September 30, 2009, mortgage revenues increased to $2.4 million on loan sales of $471 million compared with $1.4 million on loan sales of $293 million for the September 2008 quarter, but decreased from $4.4 million on loan sales of $673 million for the quarter ended June 30, 2009.

Douglass noted, “Our mortgage division continued to generate strong revenues, which helped us weather this difficult economic environment.  We experienced yet another quarter of strong loan origination volumes as the result of mortgage refinancing activity and increased purchase activity, and we were able to absorb this volume without significantly adding fixed costs to our infrastructure.  We were pleased with the increased activity and, although we expected this level of activity to decrease from our linked-quarter, the volumes we experienced were still well above prior-year levels.  We are encouraged by the healthy level of loans held for sale that we held at fiscal year end, which will benefit our first fiscal quarter of 2010 when they are delivered to our investors.

Non-interest Expense

Total non-interest expense was $31.4 million for the year ended September 30, 2009 compared with $29.3 million in 2008.  For the quarter ended September 30, 2009, total non-interest expense increased to $8.1 million compared with $7.8 million for the prior-year quarter, but decreased from $8.6 million in the linked quarter.  The Company saw an increase in FDIC regular deposit premium expense in 2009 as the result of higher average deposit balances and an industry-wide increase in FDIC insurance rates during the second and third quarters of fiscal 2009.  In addition, the June 2009 quarter included a $700,000 charge for the FDIC special assessment.  Compensation expense of $3.7 million for the quarter ended September 30, 2009 was slightly above the $3.6 million for the linked quarter and was 12% above the $3.3 million for the prior-year quarter.

Asset Quality

Non-performing assets increased to $67.8 million at September 30, 2009 from $62.2 million at June 30, 2009 and $24.4 million at September 30, 2008.  The increase during the September 2009 quarter was primarily the result of a $6.2 million increase in real estate acquired through foreclosure and a $3.9 million increase in troubled debt restructurings, partially offset by a $4.4 million decrease in non-accrual loans.  The decrease in non-accrual loans was primarily the result of the foreclosure on loans to two commercial borrowers totaling $7.5 million that were secured by residential building lots under development, raw land and the assignment of partnership interests in certain real estate developments.  The actions resulted in a $5.9 million increase in real estate acquired through foreclosure and charge-offs totaling $4.3 million.  In addition, the Company placed a $5.9 million commercial relationship secured by a high-rise, residential condominium development in the St. Louis metropolitan area on non-accrual during the September 2009 quarter because of the borrower’s weakening financial condition.

The increase in troubled debt restructurings was due to management’s continued efforts to proactively modify loan repayment terms with borrowers who were experiencing financial difficulties in the current economic climate with the belief that these actions would maximize the bank’s recoveries on these loans.  The restructured terms of the loans generally include a reduction of the interest rates and the addition of past due interest to the principal balance of the loans.  Many of these borrowers were current at the time of their modifications and show strong intent and ability to repay their obligations under the modified terms.  These modifications were generally targeted at residential mortgage loan customers.  At September 30, 2009, $25.2 million, or 72%, of the total restructured loans related to residential borrowers and 85% of these residential borrowers were performing as agreed under the modified terms of the loans.  Restructured loans that were past due under their restructured terms increased $8.9 million during the quarter to $12.3 million at September 30, 2009, primarily as the result of a $7.8 million restructured commercial real estate loan that became past due during the quarter.

Douglass commented, “We continue to be pleased with the success we have seen in our efforts to work with many of our troubled borrowers who demonstrate the intent and ability to repay their obligations under the modified loan terms.  We remain optimistic that our efforts to help them manage through this difficult economic period will maximize the bank’s recoveries on these loans and ultimately allow more families to remain in their homes while we work together through this severe economic downturn.”

The ratio of the allowance for loan losses to non-performing loans was 34.7% at September 30, 2009 compared with 34.7% at June 30, 2009 and 61.8% at September 30, 2008.  Management believes this coverage ratio is appropriate based on the mix of non-performing loans, specifically the large number of troubled debt restructurings that were performing under their restructured terms.  Excluding restructured loans that were performing under their restructured terms and the related allowance for loan losses, the ratio of the allowance for loan losses to the remaining non-performing loans was 55.9% at September 30, 2009 compared with 60.5% at June 30, 2009 and 81.2% at September 30, 2008.  Viewed differently, 47% of total non-performing loans at September 30, 2009 were residential first mortgage loans, which carry a lower level of inherent risk than other types of loans in the Company’s portfolio, especially compared to second mortgage loans and home equity lines of credit where the Company often does not own or service the first mortgage loan.

The provision for loan losses for the year ended September 30, 2009 was $23.0 million compared with $7.7 million for 2008.  For the quarter ended September 30, 2009, the provision for loan losses was $6.5 million compared with $6.2 million for the June 2009 quarter and $2.8 million for the September 2008 quarter.  The increased provision was due to the increase in the level of non-performing loans and net charge-offs, reflecting the impact of the adverse economic climate on the Company’s borrowers.  The ratio of the allowance for loan losses to total loans increased to 1.79% at September 30, 2009 compared with 1.76% at June 30, 2009 and 1.16% at September 30, 2008.

Net charge-offs for the year ended September 30, 2009 were $15.2 million, or 1.31% of average loans, compared with $5.4 million, or 0.52% of average loans, for 2008.  Net charge-offs for the quarter ended September 30, 2009 totaled $6.7 million, or 2.29% of average loans on an annualized basis, compared with $3.9 million, or 1.31% of average loans on an annualized basis, for the quarter ended June 30, 2009 and $2.0 million, or 0.73% of average loans on an annualized basis, for the September 2008 quarter.  A large portion of the 2009 charge-offs related to a few commercial relationships that management had been closely monitoring and had recorded loan loss provisions in prior periods.  Approximately 40%, or $6.1 million, of fiscal 2009 charge-offs related to relationships with three commercial borrowers.  Included in this amount were charge-offs during the September 2009 quarter of $4.3 million, or approximately 64% of total charge-offs for the quarter, related to relationships with two commercial borrowers.

Real estate acquired in settlement of loans was $8.5 million at September 30, 2009 compared with $2.3 million at June 30, 2009 and $3.5 million at September 30, 2008.  During the September 2009 quarter, the Company foreclosed on loans to two commercial borrowers secured by residential building lots under development, raw land and the assignment of interests in certain of the developments resulting in a $5.9 million increase in foreclosed real estate.  The balance at September 30, 2009 also included 39 residential properties.  Real estate foreclosure losses and expense was $253,000 for the quarter ended September 30, 2009 compared with $314,000 for the quarter ended June 30, 2009 and $870,000 for the same quarter last year.  Real estate foreclosure losses and expense includes realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure, and expenses incurred in connection with maintaining the properties until they are sold.

Conclusion / Outlook

Douglass commented, “There is no doubt that the general economic environment during the past year has presented the banking industry with the greatest challenges it has seen in recent memory.  That said, I am pleased with our focus on execution and ‘controlling the controllables.’  We are ‘well capitalized’ with ample liquidity.  We have a focused and proactive approach to credit issues.  Our pre-tax, pre-provision earnings trends bode well for strong EPS growth when credit provisions ‘normalize.’  And finally, our sustained performance resulting from the focused execution of our community banking strategy is creating meaningful franchise value.”

Douglass continued, “Looking ahead to fiscal 2010, we anticipate additional, but modest, margin expansion, measured balance sheet growth, lower but still historically strong mortgage revenues, continued control of operating expenses and continued elevated credit provisions at least through the first half of 2010.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss fourth quarter results and other developments tomorrow, October 21, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through November 4, 2009 at 800-642-1687 or 706-645-9291, conference ID 79979021.

About Pulaski Financial

Pulaski Financial Corp., operating in its 87th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in St. Louis and three loan production offices in Kansas City and the St. Louis metropolitan area.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2008 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3827

Tables follow...

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Interest income	$16,859	$17,495	$17,230
Interest expense	5,826	6,093	8,191

Net interest income	11,033	11,402	9,039
Provision for loan losses	6,521	6,154	2,833

Net interest income after provision for loan losses	4,512	5,248	6,206

Retail banking fees	1,011	980	1,042
Mortgage revenues	2,384	4,438	1,351
Investment brokerage revenues	332	365	188
Gain (loss) on sale of securities	59	-	(8,099)
Other	332	321	453
Total non-interest income	4,118	6,104	(5,065)

Compensation expense	3,715	3,620	3,325
Occupancy, equipment and data processing expense	2,103	2,046	2,116
Advertising	307	249	330
Professional services	484	402	353
Real estate foreclosure losses and expenses, net	253	314	870
Gain on derivative financial instruments	-	-	(65)
FDIC deposit insurance premiums	482	463	177
FDIC special assessment	-	700	-
Other	768	767	736
Total non-interest expense	8,112	8,561	7,842

Income (loss) before income taxes	518	2,791	(6,701)
Income tax (benefit) expense	(205)	776	(2,650)
Net income (loss) after tax	723	2,015	(4,051)
Preferred stock dividends	514	514	-
Earnings available for common shares	$209	$1,501	$(4,051)

Annualized Performance Ratios
Return on average assets	0.20%	0.54%	(1.28%)
Return on average common equity	0.94%	6.69%	(18.52%)
Interest rate spread	3.13%	2.99%	2.80%
Net interest margin	3.34%	3.22%	3.04%

SHARE DATA
Weighted average shares outstanding - basic	10,246,356	10,200,321	10,039,042
Weighted average shares outstanding - diluted	10,411,079	10,395,653	10,289,791
Basic earnings per common share	$0.02	$0.15	$(0.40)
Diluted earnings per common share	$0.02	$0.14	$(0.39)
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME, Continued
(Unaudited)

	(Dollars in thousands except per share data)

	Twelve Months Ended September 30,
	2009	2008
Interest income	$67,846	$73,266
Interest expense	26,215	37,653

Net interest income	41,631	35,613
Provision for loan losses	23,031	7,735

Net interest income after provision for loan losses	18,600	27,878

Retail banking fees	3,893	3,963
Mortgage revenues	12,684	5,833
Investment brokerage revenues	1,337	1,024
Gain (loss) on sale of securities	303	(7,774)
Other	1,327	1,965
Total non-interest income	19,544	5,011

Compensation expense	14,270	14,056
Occupancy, equipment and data processing expense	8,082	7,658
Advertising	1,051	1,257
Professional services	1,518	1,496
Real estate foreclosure losses and expenses, net	1,318	1,931
Gain on derivative financial instruments	-	(396)
FDIC deposit insurance premiums	1,555	749
FDIC special assessment	700	-
Other	2,943	2,565
Total non-interest expense	31,437	29,316

Income before income taxes	6,707	3,573
Income tax expense	1,630	684
Net income after tax	5,077	2,889
Preferred stock dividends	1,265	-
Earnings available for common shares	$3,812	$2,889

Annualized Performance Ratios
Return on average assets	0.36%	0.23%
Return on average common equity	4.36%	3.34%
Interest rate spread	2.88%	2.81%
Net interest margin	3.12%	3.08%

SHARE DATA
Weighted average shares outstanding - basic	10,178,681	9,914,220
Weighted average shares outstanding - diluted	10,330,293	10,239,301
Basic earnings per common share	$0.37	$0.29
Diluted earnings per common share	$0.37	$0.28
Dividends per common share	$0.380	$0.370

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	September 30,	June 30,	September 30,
	2009	2009	2008
Total assets	$1,406,426	$1,508,886	$1,304,150
Loans receivable, net	1,132,095	1,158,384	1,088,737
Allowance for loan losses	20,579	20,743	12,762
Loans held for sale, net	109,130	175,856	71,966
Investment securities (includes equity securities)	2,586	7,800	733
FHLB stock	11,650	11,650	10,896
Mortgage-backed & related securities	28,165	29,722	25,925
Cash and cash equivalents	37,451	50,159	29,078
Deposits	1,191,629	1,159,613	915,311
Federal Reserve borrowings	-	130,000	40,000
FHLB advances	61,000	66,100	210,600
Subordinated debentures	19,589	19,589	19,589
Stockholders' equity - preferred	30,655	30,548	-
Stockholders' equity - common	86,306	86,697	82,361
Book value per common share	$8.31	$8.37	$8.06

	September 30,	June 30,	September 30,
	2009	2009	2008
LOANS RECEIVABLE
Real estate mortgage:
Residential first mortgages	$254,455	$256,911	$253,132
Residential second mortgages	66,005	69,830	86,349
Home equity lines of credit	227,142	231,393	225,357
Multi-family residential	35,199	35,850	32,546
Commercial real estate	239,059	228,994	183,577
Land acquisition and development	77,601	78,528	77,590
Total real estate mortgage	899,461	901,506	858,551

Real estate construction and development:
One to four family residential	19,664	25,769	34,511
Multi-family residential	6,864	6,565	9,607
Commercial real estate	59,430	68,891	55,264
Total real estate construction and development	85,958	101,225	99,382

Commercial & industrial loans	159,364	167,916	137,688
Consumer and installment	4,335	5,471	6,896
	1,149,118	1,176,118	1,102,517
Add (less):
Deferred loan costs	4,369	4,591	5,205
Loans in process	(813)	(1,582)	(6,223)
Allowance for loan losses	(20,579)	(20,743)	(12,762)
	(17,023)	(17,734)	(13,780)
Total	$1,132,095	$1,158,384	$1,088,737

Weighted average rate at end of period	5.33%	5.29%	6.02%

	September 30, 2009		June 30, 2009		September 30, 2008
		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate	Balance	Rate
Demand Deposit Accounts:
Non-interest-bearing checking	$103,397	0.00%	$113,381	0.00%	$76,404	0.00%
Interest-bearing checking	263,020	1.25%	266,147	1.28%	178,698	2.51%
Passbook savings accounts	28,875	0.24%	28,202	0.21%	25,829	0.32%
Money market	253,996	0.76%	159,090	0.82%	149,141	2.12%
Total demand deposit accounts	649,288	0.81%	566,820	0.84%	430,072	1.80%

Certificates of Deposit:
Retail	348,622	2.63%	325,014	2.87%	232,370	3.50%
CDARS	110,241	1.54%	151,207	1.70%	123,932	2.79%
Brokered	83,478	2.67%	116,572	2.14%	128,937	3.85%
Total certificates of deposit	542,341	2.42%	592,793	2.43%	485,239	3.41%
Total deposits	$1,191,629	1.54%	$1,159,613	1.65%	$915,311	2.65%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)

	September 30,	June 30,	September 30,
NONPERFORMING ASSETS	2009	2009	2008
Non-accrual loans:
Residential real estate first mortgages	$7,093	$7,480	$5,904
Residential real estate second mortgages	629	1,041	752
Home equity	3,086	3,256	1,695
Commercial and multi-family	2,595	1,478	924
Land acquisition and development	2,193	9,896	201
Real estate-construction and development	7,455	4,706	133
Commercial and industrial	703	395	341
Consumer and other	220	152	160
Total non-accrual loans	23,974	28,404	10,110

Accruing loans past due 90 days or more:
Residential real estate first mortgages	1	138	2,543
Residential real estate second mortgages	27	-	-
Home equity	43	239	1,468
Commercial and multi-family	-	-	169
Land acquisition and development	316	-	62
Real estate-construction and development	-	-	-
Consumer and other	-	27	7
Total accruing loans past due 90 days or more	387	404	4,249

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	17,785	15,533	3,801
Residential real estate second mortgages	2,062	1,738	659
Home equity	1,695	1,171	-
Commercial and multi-family	-	7,831	-
Land acquisition and development	107	122	-
Real estate-construction and development	100	100	-
Commercial and industrial	787	1,015	537
Consumer and other	93	94	-
Total current restructured loans	22,629	27,604	4,997
Past due:
Residential real estate first mortgages	2,788	2,188	1,184
Residential real estate second mortgages	746	238	11
Home equity	150	226	112
Commercial and multi-family	7,831	-	-
Land acquisition and development	57	-	-
Commercial and industrial	777	784	-
Total past due restructured loans	12,349	3,436	1,307
Total restructured loans	34,978	31,040	6,304
Total non-performing loans	59,339	59,848	20,663
Real estate acquired in settlement of loans:
Residential real estate	3,386	2,205	3,519
Commercial real estate	5,068	98	-
Total real estate acquired in settlement of loans	8,454	2,303	3,519
Other nonperforming assets	-	2	237
Total non-performing assets	$67,793	$62,153	$24,419

(1) Troubled debt restructured includes non-accrual loans totaling $27.7 million and $25.7 million and $241,000 at September 30, 2009, June 30, 2009 and September 30, 2008, respectively. These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
ALLOWANCE FOR LOAN LOSSES	2009	2008	2009	2008
Allowance for loan losses, beginning of period	$20,743	$11,909	$12,762	$10,421
Provision charged to expense	6,521	2,833	23,031	7,735
Loans charged off, net:
Residential real estate first mortgages	(678)	(443)	(3,762)	(938)
Residential real estate second mortgages	(563)	(291)	(1,431)	(1,600)
Home equity	(860)	(542)	(2,653)	(1,450)
Commercial and multi-family	(51)	-	(36)	(374)
Land acquisition & development	(2,394)	-	(4,231)	-
Real estate-construction and development	(1,951)	(305)	(2,425)	(455)
Commercial and industrial	(147)	(355)	(530)	(355)
Consumer and other	(41)	(44)	(146)	(222)
Total loans charged off, net	(6,685)	(1,980)	(15,214)	(5,394)
Allowance for loan losses, end of period	$20,579	$12,762	$20,579	$12,762

	September 30,	June 30,	September 30,
ASSET QUALITY RATIOS	2009	2009	2008
Nonperforming loans as a percent of total loans	5.16%	5.08%	1.88%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	3.19%	2.73%	1.42%
Nonperforming assets as a percent of total assets	4.82%	4.12%	1.87%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	3.21%	2.29%	1.49%
Allowance for loan losses as a percent of total loans	1.79%	1.76%	1.16%
Allowance for loan losses as a percent
of nonperforming loans	34.68%	34.66%	61.76%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	55.94%	60.50%	81.20%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	September 30, 2009			September 30, 2008
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,167,042	$15,169	5.20%	$1,088,140	$15,964	5.87%
Loans available for sale	101,746	1,298	5.10%	57,005	868	6.09%
Other interest-earning assets	52,847	392	2.97%	44,446	398	3.58%
Total interest-earning assets	1,321,635	16,859	5.10%	1,189,591	17,230	5.79%
Noninterest-earning assets	91,023			79,558
Total assets	$1,412,658			$1,269,149

Interest-bearing liabilities:
Deposits	$1,077,354	$5,080	1.89%	$806,150	$5,909	2.93%
Borrowed money	107,014	746	2.79%	289,662	2,282	3.15%
Total interest-bearing liabilities	1,184,368	5,826	1.97%	1,095,812	8,191	2.99%
Noninterest-bearing deposits	94,217			68,075
Noninterest-bearing liabilities	14,442			17,782
Stockholders' equity	119,631			87,480
Total liabilities and stockholders' equity	$1,412,658			$1,269,149
Net interest income		$11,033			$9,039
Interest rate spread			3.13%			2.80%
Net interest margin			3.34%			3.04%

	Twelve Months Ended
	September 30, 2009			September 30, 2008
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,160,137	$60,481	5.21%	$1,044,217	$67,608	6.47%
Loans available for sale	119,770	5,768	4.82%	64,446	3,562	5.53%
Other interest-earning assets	54,895	1,597	2.91%	46,522	2,096	4.51%
Total interest-earning assets	1,334,802	67,846	5.08%	1,155,185	73,266	6.34%
Noninterest-earning assets	78,663			80,543
Total assets	$1,413,465			$1,235,728

Interest-bearing liabilities:
Deposits	$976,735	$21,516	2.20%	$783,787	$27,441	3.50%
Borrowed money	213,891	4,699	2.20%	283,010	10,212	3.61%
Total interest-bearing liabilities	1,190,626	26,215	2.20%	1,066,797	37,653	3.53%
Noninterest-bearing deposits	99,127			63,325
Noninterest-bearing liabilities	14,286			19,184
Stockholders' equity	109,426			86,422
Total liabilities and stockholders' equity	$1,413,465			$1,235,728
Net interest income		$41,631			$35,613
Interest rate spread			2.88%			2.81%
Net interest margin			3.12%			3.08%

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